Exhibit 10.07

June 7, 2005

Mr. Steven Blake

3051 North Paulina

Chicago, Illinois 60657

Dear Steve:

On behalf of Heidrick & Struggles International, Inc., I am pleased to confirm the terms of your employment arrangement.

1.	Start Date. You will commence employment no later than July 18, 2005 (the “Effective Date”).

2.	Title. You will serve as Chief Legal Officer of Heidrick & Struggles International, Inc. (the “Company”), reporting to the Chief Executive Officer of the Company. You will be located in the Chicago Corporate office.

3.	Base Salary. You will receive a monthly base salary of $22,916.67, which is $275,000.00 annually, subject to review in January 2007.

4.	Target Bonus. You will also participate in the Company’s Management Incentive Plan (Tier I). Your target bonus for 2005 is $206,250.00 (guaranteed at 100% for 2005, pro rated for the portion of 2005 during which you are employed). Bonuses are discretionary and are not earned until approved by the Compensation Committee and/or Board of Directors of the Company. The annual bonus (including the guaranteed 2005 bonus amount) will be payable only if you are in the Company’s employ on the regular bonus payment date.

5.	Signing Bonus. You will receive a one-time signing bonus of $66,750.00 payable within thirty (30) business days of the Effective Date or the next applicable payroll period. If you should resign from the Company within two years of your first day of employment, you will repay the entire $66,750.00 signing bonus, adjusted ratably, based on the schedule below within five (5) business days following your notice of resignation. Further, you authorize us to deduct and/or offset that amount from any compensation or other sums that may be due to you at that time, and you will repay the balance after such deduction of the $66,750.00 remaining due to us.

Sears Tower - Suite 4200    233 South Wacker Drive    Chicago, IL 60606-6303    Phone: 312/496-1200     Fax: 312/496-1290

Heidrick & Struggles International, Inc.    Offices in Principal Cities of the World    www.heidrick.com

Mr. Steven Blake

June 7, 2005

LENGTH OF TIME EMPLOYED	REIMBURSABLE AMOUNT
0-12 months	100%
13-24 months	50%

5.	Incentive Compensation and Other Plans. You will be entitled to participate in other management compensation plans, including the Management Stock Option Plan, the Change in Control Severance Plan at Tier I and the Severance Pay Plan as a Top Employee, as such plans may be amended from time to time.

6.	Sign-On Equity. As of the Effective Date, you will receive a stock option grant to purchase 10,000 shares of Heidrick & Struggles International, Inc. common stock. The options will be granted at the closing price of the common stock as reported on NASDAQ on the date of grant, will vest 33.3% per year over a three year period, and will have a five year term. In addition, you will receive 3,500 Restricted Stock Units (RSUs). The RSUs will be granted to you within 30 days of the Effective Date. The grant is subject to Compensation Committee approval and your executing a grant agreement. The RSUs will vest at the rate of one-third on each of the first, second and third anniversaries of the date of grant and upon vest will convert into shares of Heidrick & Struggles International, Inc. common stock on a one for one basis.

7.	Benefits. You will be eligible to participate in the Company’s benefit programs at the same level as other senior executives of the Company on the Effective Date. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

8.	Expenses. The Company will reimburse you for all of your business expenses in accordance with its policies, including the Corporate Governance seminar we discussed.

Mr. Steven Blake

June 7, 2005

9.	Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived there from, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

10.	Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

11.	Other Legal Matters.

You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or Good Reason), except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

Mr. Steven Blake

June 7, 2005

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the Chief Executive Officer or Chief Talent and Human Resources Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules (the “Rules”), Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction. This agreement shall be governed by the laws of the State of Illinois without regard to any conflict of law provisions of any jurisdiction.

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

Mr. Steven Blake

June 7, 2005

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys’ fees and costs associated with or arising from such arbitration or other proceeding.

Steve, in closing, I am excited about you joining our firm. I think this will be a great fit.

Sincerely,

/s/ Thomas J. Friel
Thomas J. Friel
Chairman and CEO

cc:	Scott W. Sherwood

I hereby accept the terms and conditions of employment as outlined above:

/s/ K. Steven Blake	June 8, 2005
K. Steven Blake	Date

MEMORANDUM

TO:	K. Steven Blake

FROM:	L. Kevin Kelly

DATE:	April 13, 2007

SUBJECT:	Acknowledgement of Employment Change

This memo serves to confirm that effective January 1, 2007, your monthly salary is $26,666.67 (which is $320,000.00 annually). Your position as EVP, General Counsel & Secretary located in the Chicago Corporate office remains the same.

This memo, which contains our entire understanding, can be amended only in writing, which is signed by you, a member of the Human Resources Department, together with a member of the H&S management team. You specifically acknowledge that no promises or commitments have been made to you that are not set forth above.

Except as outlined above, your employment agreement dated June 7, 2005, remains in full force and effect without change.

To acknowledge your acceptance of this employment change, please sign, date, and return this memo to the Human Resources Department in Chicago.

ACCEPTED:

/s/ K. Steven Blake	04/13/07
K. Steven Blake	Date

cc:	Human Resources